EXHIBIT 99.1

GSE Environmental Completes Refinancing of First Lien Credit Agreement

HOUSTON--(BUSINESS WIRE)-- GSE Environmental (the "Company" or "GSE") (NYSE: GSE), a leading global manufacturer of highly engineered geosynthetic containment solutions for environmental protection and confinement applications, today announced it has raised $22.0 million of additional First Lien debt to repay in full $20.0 million of Second Lien debt and accrued interest and to pay fees and expenses in connection with the transaction. The Company estimates an annual interest expense savings of approximately $1.1 million associated with the refinancing.

Mark Arnold, GSE President and CEO, stated "The refinancing effort allows us to reduce our interest costs and provides increased financial flexibility to support our operational goals."

About GSE ENVIRONMENTAL

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids, and gases for organizations engaged in waste management, mining, water, wastewater, and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The company's principal products are polyethylene-based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills; contain materials generated in certain mining processes; and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers, and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the United States, Chile, Germany, Thailand and Egypt.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by GSE from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, GSE's actual results may differ materially from those indicated or implied by such forward-looking statements. Except as required by law, GSE disclaims any obligation to update such statements.

Risk factors that may cause actual results to differ materially from statements made in this press release can be found in GSE's Annual Report on Form 10-K, filed with the SEC on March 30, 2012. This document and other SEC filings are available under the Investor Relations section of GSE's website at www.gseworld.com.

GSE Environmental

Cade Kohoutek, 281-230-6733 (Office)

Director, Financial Reporting, Planning & Analysis

ckohoutek@gseworld.com